Exhibit (a)(1)(v)
FINISAR CORPORATION
Pursuant to the Offer to Exchange Shares of Common Stock and Cash
for Up to $95,000,000 Aggregate Principal Amount of its Outstanding
Convertible Notes Described in the Table Below (collectively, the “Notes”)
for Exchange Consideration Not Greater than $750
Nor Less than $700
Per $1,000 Principal Amount of Notes,
Plus Accrued and Unpaid Interest Thereon to Be Paid in Cash

Outstanding
Principal Amount	Title of Securities	CUSIP	Maturity
$50,000,000	2 1/2% Convertible Subordinated Notes due 2010 (the “Sub Notes”)	31787AAF8	October 15, 2010

$92,000,000	2 1/2% Convertible Senior Subordinated Notes due 2010 (the “Senior Sub Notes”)	31787AAG6 & 31787AAH4	October 12, 2010
THE EXCHANGE OFFERS AND WITHDRAWAL RIGHTS
WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON THURSDAY, AUGUST 6, 2009,
UNLESS THE EXCHANGE OFFERS ARE EXTENDED.
July 9, 2009
To Our Clients:
     Enclosed for your consideration is an Offer to Exchange, dated as of July 9, 2009 (the “Offer to Exchange”), and the related Letter of Transmittal and the other related offering documents (which together, as they may be amended or supplemented from time to time, constitute the “Exchange Offer Documents”) of Finisar Corporation, a Delaware corporation (the “Company”). The Company is offering to exchange, in separate concurrent offers as set forth below (each, an “Exchange Offer” and together, the “Exchange Offers”), shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and cash for an aggregate of up to $95,000,000 principal amount of its outstanding Notes.
     The Company will exchange up to an aggregate of $37,500,000 principal amount of Sub Notes (the “Sub Notes Offer Amount”). The Company will exchange up to an aggregate of $57,500,000 principal amount of Senior Sub Notes (the “Senior Sub Notes Offer Amount”). For each $1,000 principal amount of Notes validly tendered and not withdrawn in each Exchange Offer, the holders of such Notes (each, a “Holder,” and together, the “Holders”) will receive consideration with a value not greater than $750 nor less than $700 (the “Exchange Consideration”), with such value determined by the “Modified Dutch Auction” procedure described below, plus accrued and unpaid interest up to, but excluding, the settlement date payable in cash. The Company will conduct a separate “Modified Dutch Auction” procedure for each Exchange Offer. The mix of Exchange Consideration for each Exchange Offer will consist of (i) $525 in cash, and (ii) a number of shares of our Common Stock with a value equal to the Exchange Consideration minus $525 (the “Common Stock Portion”, and such number of shares of our Common Stock being the “Common Stock Consideration”). Although the cash portion of the Exchange Consideration for each Exchange Offer is fixed, the Common Stock Portion of the Exchange Consideration for each Exchange Offer may vary depending on the final value of the Exchange Consideration determined for each Exchange Offer by the “Modified Dutch Auction” procedure described herein. The number of shares of Common Stock that Holders will receive as part of the Exchange Consideration in each Exchange Offer will equal the quotient obtained by dividing (x) the Common Stock Portion by (y) the average of the daily volume weighted average price of the Common Stock on the national securities exchange on which the Common Stock is listed or quoted for trading as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) for the 8 trading days from and including July 13, 2009 to and including July 22, 2009 (the “8-day VWAP”). The Company will announce the 8-day VWAP prior to the opening of trading on July 23, 2009. The 8-day VWAP will be the same for both Exchange Offers. Accrued and unpaid interest on Notes validly tendered and not withdrawn in each Exchange Offer, up to, but not including, the settlement date, will be paid in cash. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Offer to Exchange. The description of the Exchange Offers in this letter is only a summary and is qualified in its entirety by all of the terms and conditions of the Exchange Offers set forth in the Offer to Exchange and the related Letter of Transmittal.
     Under the “Modified Dutch Auction” procedure, the Company will determine the value of the Exchange Consideration that the Company will pay per $1,000 principal amount of Notes in each series validly tendered and not properly withdrawn from each Exchange Offer, taking into account the total amount of Notes validly tendered and not properly withdrawn in each Exchange Offer and the range of possible consideration specified by tendering Holders. For each Exchange Offer, the Company will determine a single value for the Exchange Consideration per $1,000 principal amount of such series of Notes, which will not be less than $700 or more than $750 per $1,000 principal amount of Notes, that will allow the Company to purchase (i) $37,500,000 aggregate principal amount of the Sub Notes, or such lesser amount, and (ii) $57,500,000 aggregate principal amount of the Senior Sub Notes, or such lesser amount, in each case, validly tendered pursuant to the Exchange Offers and not properly withdrawn.
     All Notes exchanged in each Exchange Offer will be exchanged for the same Exchange Consideration, including those Notes tendered by Holders for Exchange Consideration in amounts less than the Exchange Consideration determined by the Company for that Exchange Offer. Only Notes validly tendered and not properly withdrawn from the Exchange Offers for Exchange Consideration equal to or less than the Exchange Consideration determined by the Company for such Exchange Offer will be exchanged. However, due to the proration provisions described herein, the Company may not exchange all of the Notes tendered at or below the value of the Exchange Consideration if more than the aggregate amount of Notes that the Company seeks to exchange are tendered at or below the Exchange Consideration. Notes not exchanged in the Exchange Offers will be returned to the tendering Holders at our expense promptly after the expiration of the Exchange Offers.
     The Company reserves the right, in its sole discretion, to terminate the Exchange Offers upon the occurrence of certain conditions more specifically described in Section 10 of the Offer to Exchange, or to amend the Exchange Offers in any respect, subject to applicable law.
     As of July 8, 2009, an aggregate of $50,000,000 principal amount of Sub Notes were outstanding and $92,000,000 principal amount of Senior Sub Notes were outstanding. Accordingly, the $37,500,000 aggregate principal amount of Sub Notes that the Company is offering to exchange pursuant to the Sub Notes Offer represents 75.0% of the total aggregate outstanding principal amount of the Sub Notes and the $57,500,000 aggregate principal amount of Senior Sub Notes that the Company is offering to exchange pursuant to the Senior Sub Notes Offer represents 62.5% of the total aggregate outstanding principal amount of the Senior Sub Notes.
     THE EXCHANGE OFFERS ARE SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 10 OF THE OFFER TO EXCHANGE, “CONDITIONS OF THE EXCHANGE OFFERS.”
     We are the owner of record of Notes held for your account. As such, we are the only ones who can tender your Notes, and then only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT TO TENDER NOTES WE HOLD FOR YOUR ACCOUNT.
     Please instruct us as to whether you wish us to tender any or all of the Notes we hold for your account on the terms and subject to the conditions of the Exchange Offers. Please note the following:

     1. You should read carefully the Offer to Exchange, the Letter of Transmittal and other offering documents provided before instructing us to tender your Notes, specifying any value(s) of Exchange Consideration in respect thereof, and the order of tender in the case of proration, if desired.
     2. If you desire to tender any Notes pursuant to the Exchange Offers and receive the value of Exchange Consideration determined by the Company, we must receive your instructions in ample time to permit us to effect a tender of Notes on your behalf on or prior to the Expiration Date.
     3. The Company’s obligation to deliver the Exchange Consideration determined by the Company for tendered Notes is subject to satisfaction of certain conditions set forth in Section 10, “Conditions of the Exchange Offers” in the Offer to Exchange.
     4. Please be sure to specify the value of Exchange Consideration within the Consideration Range, if any, of any Notes being tendered for each series of the Notes. Alternatively, if you wish to maximize the chance that the Company will exchange your Notes, you should refrain from specifying a value at which you are tendering your Notes, in which case, you will accept the value of Exchange Consideration determined by the Company in the each of the Exchange Offers. You should understand that not specifying a value of Exchange Consideration at which your Notes are being tendered may have the effect of lowering the value of Exchange Consideration paid for the applicable Exchange Offer and could result in your Notes being exchanged at the minimum value of $700 per $1,000 principal amount.
     If you wish to tender any or all of your Notes and to specify value(s) of Exchange Consideration within the Consideration Range (or, alternatively, to refrain from specifying a value at which you are tendering your Notes, in which case, you will accept the value determined by the Company in the Exchange Offers) pursuant to the Exchange Offers, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. The accompanying Letter of Transmittal is for your information only; you may not use it to tender Notes we hold for your account.
     The Exchange Offers are being made solely under the Offer to Exchange and the related Letter of Transmittal and is being made to all Holders of record of the Company’s Notes. The Exchange Offers are not being made to, nor will tenders be accepted from or on behalf of, Holders of Notes residing in any jurisdiction in which the making of the Exchange Offers or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
INSTRUCTIONS
     The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the Exchange Offers by Finisar Corporation with respect to the Notes.
     This will instruct you to tender the principal amount of the Notes indicated below at the value(s) of Exchange Consideration (if any) specified below held by you for the account of the undersigned, pursuant to the terms and conditions set forth in the Offer to Exchange and the related Letter of Transmittal.

Value of Exchange Consideration per $1,000
Principal Amount in Increments of $5
	Principal Amount of	(not greater than $750
Series of Notes*	Notes Tendered**	or less than $700)***

Indicate in this box the order (by certificate number) in which Notes of a series are to be exchanged in the event of proration. If you do not designate an order, in the event less than all Notes of the series tendered are exchanged due to proration, Notes of the series will be selected for exchange by the Depositary. Attach additional signed list if necessary.

1st:	2nd:

*	Enter the Series of Notes being tendered.

**	Unless otherwise indicated, it will be assumed that the entire aggregate principal amount of Notes held by us for your account is being tendered.

***	The value of Exchange Consideration must be in multiples of $5 per $1,000 principal amount, and not greater than $750 nor less than $700 per $1,000 principal amount in accordance with the terms of the Exchange Offers. Alternatively, if the Holder wishes to maximize the chance that the Company will exchange such Holder’s Notes, the Holder should refrain from specifying the value of Exchange Consideration at which the Holder is tendering, in which case, the Holder will accept the value of Exchange Consideration selected by the Company in the Exchange Offers. Each Holder of Notes should understand that not specifying the value at which the Notes are being tendered may have the effect of lowering the value of Exchange Consideration for Notes in the Exchange Offers and could result in such Holder’s Notes being exchanged at the minimum value of $700 per $1,000 principal amount.
     The method of delivery of this document is at the election and risk of the tendering Holder of Notes. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
     The Company’s Board of Directors has approved the Exchange Offers. However, neither the Company, nor any member of its Board of Directors, the Financial Advisor, the Information Agent or the Depositary makes any recommendation to Holders as to whether they should tender or refrain from tendering their Notes or as to the value or values of Exchange Consideration at which any Holder may choose to tender Notes. Neither the Company, nor any member of its Board of Directors, the Financial Advisor, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Exchange Offers. Holders should carefully evaluate all information in the Offer to Exchange, consult their own investment and tax advisors and make their own decisions about whether to tender Notes and, if so, the aggregate principal amount of Notes to tender and the value or values of Exchange Consideration at which to tender.
PLEASE COMPLETE AND SIGN HERE
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